Exhibit 10.3

May 9, 2013

Eric Sirota

12 Edgehill Avenue

Chatham, NJ 07928

Dear Eric:

It is with great pleasure that I offer you the position of Chief Operating Officer with Optimer Pharmaceuticals, Inc. (“Optimer” or the “Company”), performing such duties as are normally associated with this position and such duties as are assigned to you from time to time.  You will report to Hank McKinnell, Optimer’s CEO.  We at Optimer have greatly benefited from your expertise as a consultant to the Company and are very excited about your now becoming a key member of our executive team.  We look forward to the prospect of working with you in your new capacity.

Associated with this opportunity, the Company offers the following compensation and benefits:

1.              Initial Salary:  $380,000 U.S. Dollars on an annualized basis, subject to standard federal and state payroll withholding requirements and paid semi-monthly in accordance with the Company’s payroll practices.

2.              Optimer has an incentive compensation plan which provides for discretionary annual performance bonuses to our employees based on their position.  Your target incentive compensation is 40% of your annual salary, subject to payroll withholdings and deductions.  Actual bonuses paid under the incentive compensation plan are based on your continuous performance of services to the Company through the date the bonus is paid, the achievement of established corporate and individual goals, and the approval of the Company’s Board of Directors (the “Board”).  Neither the fact nor the amount of any bonus is guaranteed.  Rather, the Board shall determine, in its sole discretion, the amount of any bonus earned by you based upon its evaluation of (a) your achievements of certain milestones and performance objectives established for you by the Board and/or Compensation Committee of the Board and (b) the Company’s achievement of key milestones and objectives established by the Board and/or Compensation Committee of the Board.  Plan participants must be hired by September 1st to participate in the plan year.  Bonus amounts will be pro-rated for plan participants that are hired after January 1st, but before August 31st in the plan year.  The bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company, as amended by the Company from time to time.  The bonus, if earned, will be paid to you within the time period set forth in the incentive compensation plan; or if no such time period was established, within a reasonable time after completion of the period for which performance is being measured as determined by the Company but in no event shall the bonus be paid after March 15th of the year following the year in which it is earned.  In the event your employment with the Company ends for any reason prior to the date the bonus is paid, you are not eligible for any bonus, prorated or otherwise.  For the avoidance of doubt, you acknowledge and agree that you have no contractual right under this letter agreement to any bonus payment or any target percentage, and that any bonus that is paid to you shall be at the sole discretion of the Board.

3.              Following commencement of your employment as Chief Operating Officer and as approved by Optimer’s Board of Directors, you will be granted a Restricted Stock Unit award (the “RSU”) which represents the right to be issued on a future date 10,000 shares of Common Stock of Optimer Pharmaceuticals, Inc.  The RSU will be subject to the terms and conditions applicable to restricted stock unit awards granted under the Company’s 2012 Equity Incentive Plan and the applicable Restricted Stock Unit Agreement.  The shares subject to the RSU will be issued to you according to the following  vesting schedule:  one half (1/2) will vest as of one year from the date of grant and the other half (1/2) will vest as of the second year from the date of grant, subject to your continuous employment with the Company on such dates.

4.              Optimer offers a competitive benefit package to you and your eligible dependents that currently includes Medical, Dental, Vision, Group Term Life Insurance, Long Term Disability Insurance, a 401(k) plan and several voluntary benefit options.  You will be eligible to participate in these benefit plans on the same basis as similarly situated employees.  Details about these benefit plans are available for your review.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

5.              You will be provided 22 paid vacation days a year (7.33 hours per pay period) beginning with your first pay period as a full-time employee.  You will also be provided with 5 days of sick time per year.  Details about these benefits are provided in the employee sourcebook.

6.              You will be eligible to participate in Optimer’s Amended and Restated Severance Benefit Plan (the “Severance Plan”) at the level of Company Officer; provided, however, that notwithstanding any provision of the Severance Plan to the contrary, your Base Salary Continuation Period for purposes of Appendix A-2(a) and A-3(a) of the Severance Plan will be the greater of (a) 6 months and (b) the number of months (rounded down in the event of any partial months) during which you are employed by the Company from and after the date of this offer letter, up to a maximum of 15 months (in the case of a “Regular Covered Termination” under Appendix A-2(a) of the Severance Plan) or 18 months (in the case of a “Change of Control Covered Termination” under Appendix A-3(a) of the Severance Plan.  All other terms and conditions of the Severance Plan, including qualifying termination criteria and the length of continued health care coverage, will apply to you without modification.

Please understand that this offer is contingent upon your successful completion of a background check.  You will be required to give your consent for Optimer, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.  Attached is a form for you to complete giving Optimer authorization

101 HUDSON STREET, SUITE 3501, JERSEY CITY, NJ 07302     TEL: 201-333-8819   FAX: 201-333-8870

to conduct your background investigation.  This offer of employment is further contingent upon your submission to a drug test to be administered under the Company’s Drug Testing Policy and upon the Company’s receipt of satisfactory test results.  By signing this letter, you acknowledge and agree that you may be subjected to additional drug testing during your employment and the tests may be the same or different in each case, which testing will be administered under the Company’s Drug Testing Policy.  For the avoidance of doubt, and notwithstanding that this offer as a whole is contingent upon your satisfactory completion of a background investigation and initial drug screening, should the results of either your background investigation or initial drug screening be unsatisfactory to the Company in its sole discretion, (i) the RSU granted to you under paragraph 3 above shall be forfeited and (ii) you will not be eligible for participation in the Severance Plan.

We would like you to start as Chief Operating Officer on or before May 9, 2013.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Optimer.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us at orientation but in no event later than three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and policies as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee sourcebook.  You will receive access to the employee sourcebook at orientation.

You will also be expected to sign and comply with an Employee Confidential Information and Inventions Assignment Agreement, which requires, among other provisions, the assignment of rights to inventions made during your employment at the Company and non-disclosure of proprietary information.   Enclosed is a copy of the Employee Confidential Information and Inventions Assignment Agreement for your review and execution.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidential Information and Inventions Assignment Agreement attached hereto, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral.  There are no terms, conditions, representations, warranties or covenants other than those contained herein.  No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Optimer, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

By signing this letter, you agree that the Consulting Agreement, dated March 8, 2013, and Initial Statement of Work, dated March 8, 2013 and amended on March 25, 2013, between you and the Company (together, the “Consulting Arrangements”) will immediately terminate, and you and the Company hereby agree to waive any right to notice of termination of the Consulting Arrangements.  You will remain entitled to any accrued but unpaid compensation under the Consulting Arrangements, including a pro-rata payment of your monthly cash fee through May 8th, except that you will not receive any pro-rata payment of restricted stock units for the month of May, and certain provisions of the Consulting Arrangements will continue in accordance with their terms.  However, you acknowledge that your change from consultant to to employee of the Company is not a “separation from service” for the purposes of the Consulting Arrangements, and therefore the restricted stock units that you have been or will be granted under the Consulting Arrangements will remain outstanding and will fully vest and deliver in accordance with their terms (i.e., on the earlier of a “change in control” of the Company or your “separation from service” within the meaning of Section 409A of the Code, which would generally be expected to correspond to termination of your employment by the Company).

We do hope that you will decide to accept this opportunity to join us at Optimer during what is a particularly exciting time in the growth and development of the Company.  If there is anything further that you wish to discuss or any issues that require clarification, please do not hesitate to contact me at (201) 492-9208.

Eric, if you accept the terms of this offer, kindly sign and date both copies of this letter, the Employee Confidential Information and Inventions Assignment Agreement and the authorization for the background investigation, keep one set for yourself and return one set to Optimer by scanning the executed document and then emailing tduffy@optimerpharma.com.

Best Regards,

/s/ Linda E. Amper
Linda Amper, Ph.D.
Senior Vice President, Human Resources

I accept the offer as stipulated above:	/s/ Eric Sirota	5/9/2013
	Signature	Date